EXHIBIT 10.24
FIRST BUSEY CORPORATION
2021 EMPLOYEE STOCK PURCHASE PLAN
FIRST AMENDMENT
This First Amendment (the “Amendment”) to the First Busey Corporation 2021 Employee Stock Purchase Plan (the “Plan”) is made by First Busey Corporation (the “Company”). Capitalized terms not defined herein shall have the same meaning as set forth in the Plan.
Whereas, the Company sponsors and maintains the Plan for the benefit of eligible employees of the Company and certain of its affiliates;
Whereas, pursuant to Section 11(a) of the Plan, the Compensation Committee (the “Committee”) of the Company’s Board of Directors retains the discretion and authority to amend the Plan; and
Whereas, pursuant to Section 11(a) of the Plan, the Committee has authorized the amendment of the Plan as set forth herein.
Now, therefore, effective as of January 1, 2025, the Plan be and hereby is amended in the following particulars:
1.Section 3(b) of the Plan is hereby deleted in its entirety and replaced with the following new Section 3(b):
“Amount of Deduction. By submitting an Enrollment Form, the Employee authorizes payroll deductions from his or her pay in an amount equal to at least one percent (1%), but not more than twenty percent (20%), of his or her Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins). Such payroll deductions may be specified in a percentage or dollar amount, as may be permitted from time-to-time in accordance with administrative procedures established and maintained by the Company. Payroll deductions shall commence on the first payroll date following the Grant Date and end on the last payroll date on or before the Investment Date. The Committee in its sole discretion may authorize payment in respect of any Option exercised hereunder by personal check, wire transfer, or cash payment, provided the Participant is already enrolled in the Plan. Unless otherwise specified by the Committee in advance of an Offering Period, the maximum number of Shares which may be purchased by any Participant during any Offering Period shall be 2,000.”
2.Section 3(e)(ii) of the Plan is hereby deleted in its entirety and replaced with the following new Section 3(e)(ii):
“Unless otherwise provided by the Committee, at any time during an Offering Period a Participant may increase or decrease the percentage or amount of Compensation subject to payroll deduction within the limits provided in Section 3(b) and Section 4(e), by filing a new Enrollment Form with the Company. Such increase or decrease shall become effective with the first pay period following receipt of such new Enrollment Form to which it may be practicably applied.”
3.All other provisions of the Plan remain in full force and effect.

2021 Employee Stock Purchase Plan
First Amendment

IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized officer of First Busey Corporation.

First Busey Corporation

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